EXHIBIT 4A

DESCRIPTION OF ATRION CORPORATION’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Atrion Corporation. (“Atrion,” the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.10 par value per share (“Common Stock”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 10,000,000 shares of Common Stock. The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Stockholders do not have cumulative voting rights. In addition, the affirmative vote of holders of 67% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our Certificate of Incorporation and Bylaws, such as the provisions relating to stockholder action, number of directors, limitation of liability, and the amendments of certain provisions of our Certificate of Incorporation and our Bylaws.

Dividend Rights

The holders of outstanding shares of Common Stock are entitled to receive ratably any dividends out of assets legally available therefor as our Board of Directors may from time to time determine.

Liquidation Rights

In the event of a liquidation, dissolution, or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any.

Rights and Preferences

Holders of our Common Stock have no preemptive, conversion, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

Listing

Our Common Stock is listed and traded on the Nasdaq Global Select Market under the symbol “ATRI.”

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

1

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals, could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 provides that a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders may not engage in various business combination transactions with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•

the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder prior to the time that stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned (i) by persons who are directors and also officers and (ii) by certain employee stock plans); or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, a “business combination” is broadly defined to include (i) any merger or consolidation of the corporation or any of its direct or indirect majority-owned subsidiaries with the interested stockholder; (ii) any sale, lease or other disposition (except proportionally as a stockholder of the corporation) to or with the interested stockholder of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation, which assets have a market value equal to 10% or more of either the aggregate market of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or of such subsidiary to the interested stockholder; (iv) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries which has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary which is owned by the interested stockholder; and (v) subject to certain exceptions, any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary. In general, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date of determination, and the affiliates and associates of such person.

The Delaware General Corporation Law permits a corporation to “opt out” of, or choose not to be governed by, the restrictions in Section 203 by expressly stating so in its original certificate of incorporation (or in a subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). However, neither our Certificate of Incorporation nor our Bylaws contains a provision electing to opt out of Section 203.

Special Stockholder Meetings

Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by a majority of our Board of Directors.

2

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to a meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary date of the annual meeting the preceding year. As a result, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are entitled to the right to cumulate votes in the election of directors if authorized in a corporation’s certificate of incorporation. Our Certificate of Incorporation does not authorize cumulative voting.

Classified Board of Directors

Our Board of Directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by the stockholders. The stockholders may only remove directors for cause and with the vote of a majority of the total voting power of the issued and outstanding Common Stock entitled to vote in the election of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the Company’s directors.

Board Composition

Our Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Furthermore, any vacancy on our Board of directors, however occurring, including a vacancy resulting from an increase in the size of our Board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, unless our Board of Directors determines by resolution that such vacancy or newly created directorship shall be filled by the stockholders. The limitations on the number of directors and treatment of vacancies have the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

No Stockholder Action by Written Consent

Our Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Transfer Agent

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

3